Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE:  www.greenvillefirst.com

Greenville First Reports 99% Increase in Earnings for Second Quarter 2005

Assets grow to over $357 million

Net income increases to $1.5 million for first six months

Greenville, SC, July 19, 2005 - Greenville First Bancshares, Inc. (NASDAQ: GVBK), holding company for Greenville First Bank NA, today announced that net income for the second quarter of 2005 increased 99% to $822 thousand, or $0.28 per diluted share compared to $414 thousand, or $0.21 per diluted share for the same period in 2004. For the first six months of 2005, net income was $1.5 million, or $0.51 per diluted share, an 85% increase when compared to a net income of $802 thousand, or $0.40 per diluted share for the same period in 2004.

Return on average assets for the six months ended June 30, 2005 was 0.87% compared to 0.65% for the same period in 2004. Return on average shareholders’ equity was 10.36% compared to 13.95% for the same period in 2004. The decline in return on shareholders’ equity resulted from a significant increase in capital from the Company’s secondary offering in the later part of 2004. The company’s efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income) improved to 50.27% during 2005 compared to 54.35% for the six months ended June 30, 2004.

“I am proud of the Greenville First team and their tremendous accomplishments achieved during the first six months of 2005", said Art Seaver, President and CEO. “Assets have grown $41 million year to date and the significant increase in earnings is evidence of the strong momentum of our company. We will continue to strategically increase our presence in the Greenville community and look forward to opening our Augusta Road office in October.”

Total assets grew to $357.2 million as of June 30, 2005 compared to $273.4 million on June 30, 2004, or an increase of 30.6%. Loans were $311.2 million at June 30, 2005, an increase of $63.6 million or 25.7% when compared with $247.6 million at June 30, 2004. Deposits grew over $50.9 million to $228.9 million on June 30, 2005 compared to $178.0 million on June 30, 2004.

The closing stock price on June 30, 2005 was $20.75 per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three months and six months ended June 30, 2005 and 2004 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
(In thousands, except per share amounts)

Summary Results of Operations Data:
Interest income	$5,228	$3,175	$9,810	$6,143
Interest expense	2,307	1,215	4,208	2,250

Net interest income	2,921	1,960	5,602	3,893
Provision for loan losses	265	300	610	650

Net interest income after
provision for loan losses	2,656	1,660	4,992	3,243
Noninterest income	218	201	431	363
Noninterest expense	1,549	1,194	3,033	2,313

Income before taxes	1,325	667	2,390	1,293
Income tax expense	503	253	908	491

Net income	$822	$414	$1,482	$802

Per Share Data:
Net income, basic	$0.31	$0.24	$0.56	$0.46
Net income, diluted	$0.28	$0.21	$0.51	$0.40
Book value	$11.11	$6.91	$11.11	$6.91

Weighted Average Number of
Shares Outstanding:
Basic	2,659	1,725	2,654	1,725
Diluted	2,937	1,989	2,928	1,998

Performance Ratios:
Return on average assets (2)	0.93%	0.62%	0.87%	0.65%
Return on average equity (2)	11.22%	14.13%	10.36%	13.95%
Net interest margin (2)	3.36%	3.07%	3.35%	3.15%
Efficiency ratio (3)	49.35%	55.25%	50.27%	54.35%

Growth Ratios and Other Data:
Percentage change in net income	98.56%		84.79%
Percentage change in diluted net
income per share	33.33%		27.50%

(Continued)

SUMMARY CONSOLIDATED FINANCIAL DATA, CONTINUED

	At June 30,
	2005	2004

Summary Balance Sheet Data:
Assets	$357,159	$273,393
Investment securities	40,370	20,885
Loans (1)	311,220	247,583
Allowance for loan losses	4,377	3,176
Deposits	228,876	177,987
Securities sold under agreement to
repurchase and federal
funds purchased	17,029	13,565
Other borrowed funds	72,500	61,400
Junior subordinate debentures	6,186	6,186
Shareholders' equity	29,555	11,941

Asset Quality Ratios:
Nonperforming assets, past due
and restructured loans to
total loans (1)	0.21%	0.30%
Nonperforming assets, past due
and restructured loans to
total assets	0.19%	0.27%
Net charge-offs year to date to average
total loans (1)	0.00%	0.08%
Allowance for loan losses to
nonperforming loans	661.18%	731.01%
Allowance for loan losses
to total loans (1)	1.41%	1.28%

Capital Ratios:
Average equity to average assets	8.40%	4.53%
Leverage ratio	9.87%	6.00%
Tier 1 risk-based capital ratio	12.14%	7.05%
Total risk-based capital ratio	13.39%	9.20%

Growth Ratios and Other Data:
Percentage change in assets	30.64%
Percentage change in loans (1)	25.70%
Percentage change in deposits	28.59%
Percentage change in equity	147.51%
Loan to deposit ratio (1)	135.98%

(1)	Includes nonperforming loans.
(2)	Annualized for the three and six month periods.
(3)	Computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income, net of securities gains or losses.